EXHIBIT A


                  Names,   corporate  affiliations  and  business  addresses  of
individuals who may act during 1998, 1999 and 2000 in matters included within the exemption provided by paragraph (b) of Rule 71:



                      Central and South West Services, Inc.
               (Subsidiary of Central and South West Corporation)

Richard H. Bremer
Stephen B. Jones
Robert L. Zemanek

the business address of each of whom is 1616 Woodall Rodgers Freeway, Dallas, Texas, 75202-1234.